                                                                       EXHIBIT 8

                                 ALSTON & BIRD

                              One Atlantic Center
                           1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                  404-881-7000
                              Fax: 404-881-7777





                               January 16, 1996



Regions Financial Corporation
417 N. 20th Street
Birmingham, Alabama 35203

First Federal Bank of Northwest Georgia, Federal Savings Bank
120 N. Main Street
Cedartown, Georgia 30125-2699

Re: Proposed Agreement and Plan of Reorganization by and Between Regions Financial Corporation and First Federal Bank of Northwest Georgia, Federal Savings Bank

Ladies and Gentlemen:

         We have acted as counsel to Regions Financial Corporation ("Regions"), a corporation organized and existing under the laws of the State of Delaware, in connection with the proposed merger of First Federal Interim, Federal Savings Bank, a wholly-owned subsidiary of Regions ("First Federal Interim"), with and into First Federal Bank of Northwest Georgia, Federal Savings Bank ("First Federal"), a federal stock savings bank organized and existing under the laws of the United States, with First Federal as the Surviving Association (the "Merger"). The Merger will be effected pursuant to the Agreement and Plan of Reorganization by and between First Federal and Regions dated as of September 29, 1995 (the "Agreement"). In our capacity as counsel to Regions, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger.

         In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.


                         601 Pennsylvania Avenue, N.W.
                           North Building, Suite 250
                          Washington, D.C. 20004-2601

Regions Financial Corporation
First Federal Bank of Northwest Georgia, Federal Savings Bank
January 16, 1996

                            INFORMATION RELIED UPON

         In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

                 (1)      the Agreement;


                 (2) the Registration Statement on Form S-4 filed by Regions with the Securities and Exchange Commission under the Securities Act of 1933, on January 16, 1996, including the Proxy Statement/Prospectus for the meeting of the stockholders of First Federal.


                 (3) such additional documents as we have considered relevant.

         In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.


         We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of Regions and First Federal and through certificates provided by the management of Regions and the management of First Federal.

         You have advised us that the proposed transaction will enable the combined organization to realize certain economies of scale, yield a wider array of banking and banking-related services to consumers and businesses, and provide for a stronger market position and for greater financial resources to meet competitive challenges within the Cedartown, Georgia market area. To achieve these goals, the following will occur pursuant to the Agreement:

                 (1) Subject to the terms and conditions of the Agreement, at the Effective Time, First Federal Interim shall be merged with and into First Federal in accordance with and with the effect provided in Title 12, United States Code, Section 1467a(t). First Federal shall be the Surviving Association resulting from the Merger and shall be a wholly-owned, first-tier subsidiary of Regions and shall continue to be governed by the Laws of the United States. The Merger shall be consummated pursuant to the terms of the Agreement, which has been approved and adopted by the respective Boards of Directors

Regions Financial Corporation
First Federal Bank of Northwest Georgia, Federal Savings Bank
January 16, 1996
of First Federal and Regions, and the Plan of Merger which has been approved by the Board of Directors of First Federal and will be approved by the Board of Directors of First Federal Interim upon its organization.


                 (2) At the Effective Time, by virtue of the Merger, and without any action on the part of the holders thereof, the shares of the constituent corporations or associations shall be converted as follows:

                          (a) Each share of Regions Common Stock issued and
outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                          (b) Each share of First Federal Interim Common Stock
issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of First Federal Common Stock.


                          (c) Each share of First Federal Common Stock
(excluding shares held by any First Federal Company or by any Regions Company, shall be canceled as provided in Section 3.3 of the Agreement, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for 1.293 shares of Regions Common Stock, subject to adjustment as provided in Section 10.1(g) of the Agreement (the "Exchange Ratio").


                 (3) In the event First Federal or Regions changes the number of shares of First Federal Common Stock or Regions Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

                 (4) Each of the shares of First Federal Common Stock held by any First Federal Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.


                 (5) Any holder of shares of First Federal Common Stock who perfects such holder's dissenter's rights of appraisal in accordance with and as contemplated by 12 C.F.R. Section 552.14 shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law and in accordance with the terms of the Agreement.


                 (6) Notwithstanding any other provision of the Agreement, each holder of shares of First Federal Common Stock exchanged pursuant to the Merger, or of options to

Regions Financial Corporation
First Federal Bank of Northwest Georgia, Federal Savings Bank
January 16, 1996
purchase shares of First Federal Common Stock, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options. The market value of one share of Regions Common Stock at the Effective Time or the date of exercise, as the case may be, shall be determined pursuant to Section
3.5 of the Agreement.


                 (7) At the Effective Time, all rights with respect to First Federal Common Stock pursuant to stock options or stock appreciation rights ("First Federal Options") granted by First Federal under the First Federal Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock and Regions shall assume each First Federal Option, in accordance with the terms of the First Federal Stock Plan and stock option agreement by which it is evidenced on substantially the same terms and conditions.

                 (8) All restrictions or limitations on transfer with respect to First Federal Common Stock awarded under the First Federal Stock Plans or any other plan, program, or arrangement of any First Federal Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to Section 3.1 of the Agreement.

                 With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date on which the Merger is consummated:

                 (1) The fair market value of the Regions stock received by each stockholder of First Federal will, in each instance, be approximately equal to the fair market value of the First Federal stock surrendered in exchange therefor.


                 (2) Except as described below with respect to T.L. Mullen, there is no plan or intention by any of the stockholders of First Federal who own one percent (1%) or more of the outstanding First Federal Common Stock, and to the best of the knowledge of the management of First Federal, there is no plan or intention on the part of the remaining stockholders of First Federal to sell, exchange, or otherwise dispose of a number of shares of Regions Common Stock received in the Merger that would reduce the First Federal stockholders' ownership of Regions Common Stock to a number of shares having a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of First

Regions Financial Corporation
First Federal Bank of Northwest Georgia, Federal Savings Bank
January 16, 1996

Federal immediately prior to the Merger. For purposes of this representation, shares of First Federal Common Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Regions Common Stock will be treated as outstanding First Federal Common Stock on the date of the Merger. Moreover, shares of First Federal stock and shares of Regions stock held by First Federal stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation. The management of First Federal has no knowledge of any plan or intention of T.L. Mullen to sell, exchange or otherwise dispose of any shares of Regions Common Stock to be received by T.L. Mullen in the Merger.

                 (3) Following the Merger, First Federal will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets held immediately prior to the Merger and at least ninety percent (90%) of the fair market value of First Federal Interim's net assets and at least seventy percent (70%) of the fair market value of First Federal Interim's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by First Federal or First Federal Interim to dissenters, amounts paid by First Federal or First Federal Interim to stockholders who receive cash or other property, amounts used by First Federal or First Federal Interim to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by First Federal will be included as assets of First Federal or First Federal Interim, respectively, immediately prior to the Merger. In addition, assets disposed of in contemplation of the Merger will be considered as assets held by First Federal immediately prior to the Merger.

                 (4) Prior to the Merger, Regions will be in control of First Federal Interim. For purposes of this representation and those set forth below in paragraph (5), (12), and (13), "control" means ownership of eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of all other classes of stock.

                 (5) First Federal has no plan or intention to issue additional shares of its stock that would result in Regions losing control of First Federal.

                 (6) Regions has no plan or intention to reacquire any of its Common Stock issued in the Merger, except for purchases in the open market in the normal course of business executed through an independent broker in which Regions is not aware of the identity of any seller or in private placement transactions in which the sellers are not former First Federal stockholders.


                 (7)      Regions will not liquidate First Federal; merge
First Federal with or into another corporation; sell or otherwise dispose of the stock of First Federal; or cause First Federal to sell or otherwise dispose of any of its assets or of any of the assets acquired from First Federal Interim, except for dispositions made in the ordinary course of

Regions Financial Corporation
First Federal Bank of Northwest Georgia, Federal Savings Bank
January 16, 1996
business, unless either the Internal Revenue Service issues a letter ruling or Alston & Bird opines that this Merger will continue to qualify as a reorganization under Section 368(a) of the Code notwithstanding such liquidation, merger, sale or disposition.

                 (8) First Federal Interim will have no liabilities assumed by First Federal, and will not transfer to First Federal any assets subject to liabilities, in the Merger.


                 (9) Following the Merger, First Federal will continue its historic business or use a significant portion of its historic business assets in a business.

                 (10) Regions, First Federal Interim, First Federal, and the stockholders of First Federal will pay their respective expenses, if any, incurred in connection with the Agreement, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

                 (11) There is no intercorporate indebtedness existing between Regions and First Federal or between First Federal Interim and First Federal that was issued, acquired, or will be settled at a discount.

                 (12) Pursuant to the Merger, shares of First Federal Common Stock representing control of First Federal will be exchanged solely for voting Regions Common Stock. For purposes of this representation, shares of First Federal Common Stock exchanged for cash or other property originating with Regions will be treated as outstanding First Federal Common Stock on the date of the Agreement.

                 (13) At the time of the Merger, First Federal will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in First Federal that, if exercised or converted, would affect Regions' acquisition or retention of control of First Federal.


                 (14) Regions does not own, nor has it owned during the past five years, any shares of the stock of First Federal.

                 (15) None of Regions, First Federal Interim and First Federal are investment companies as defined in Code Section 368(a)(2)(F).


                 (16) On the date of the Merger, the fair market value of the assets of First Federal will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

Regions Financial Corporation
First Federal Bank of Northwest Georgia, Federal Savings Bank
January 16, 1996

                 (17) First Federal is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in a federal or state court.

                 (18) The payment of cash to First Federal stockholders in lieu of fractional shares of Regions Common Stock is solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid to First Federal stockholders in lieu of fractional shares of Regions Common Stock will not exceed one percent (1%) of the total consideration issued in the Merger to the stockholders of First Federal in exchange for their shares of First Federal Common Stock. The fractional share interest of each First Federal stockholder will be aggregated, and no stockholder of First Federal will receive cash in an amount equal to or greater than the value of one full share of Regions Common Stock.

                 (19) None of the compensation received by any stockholder-employees of First Federal will be separate consideration for, or allocable to, any of their shares of First Federal stock. None of the shares of Regions Common Stock received by any stockholder-employees will be separate consideration for, or allocable to, any employment agreement. Any compensation paid to a First Federal stockholder-employee who continues as an employee of Regions subsequent to the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

Regions Financial Corporation
First Federal Bank of Northwest Georgia, Federal Savings Bank
January 16, 1996

                 (20) The Agreement represents the entire understanding of Regions, First Federal, and First Federal Interim with respect to the Merger.



                                    OPINIONS
                                    --------


         Based solely on the information submitted and the representations set forth above, we are of the opinion that:


                 (1) The acquisition by Regions of all the stock of First Federal solely in exchange for shares of Regions Common Stock in the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Each of First Federal, First Federal Interim and Regions will be "a party to a reorganization" within the meaning of Section 368(b) of the Code.


                 (2) No gain or loss will be recognized by the First Federal stockholders upon the receipt of Regions Common Stock solely in exchange for their shares of First Federal Common Stock.

                 (3) The basis of Regions Common Stock to be received by First Federal stockholders will be the same as the basis of First Federal Common Stock surrendered in exchange therefor.

                 (4) The holding period of Regions Common Stock to be received by First Federal stockholders will include the holding period of First Federal Common Stock surrendered in exchange therefor, provided that the First Federal Common Stock was held as a capital asset on the date of the exchange.

Regions Financial Corporation
First Federal Bank of Northwest Georgia, Federal Savings Bank
January 16, 1996

                 (5) The payment of cash to a First Federal stockholder in lieu of issuing a fractional share interest in Regions will be treated for federal income tax purposes as if the fractional share was distributed as part of the exchange and then was redeemed by Regions. This cash payment will be treated as having been received as distributions in full payment in exchange for the stock redeemed. Generally, any gain or loss recognized upon such exchange will be a capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.


                 (6) Where solely cash is received by a First Federal stockholder in exchange for such holder's shares of First Federal Common Stock pursuant to the exercise of dissenters' rights of appraisal, such cash will be treated as having been received in redemption of such holder's shares of First Federal Common Stock, subject to the provisions and limitations of Section 302 of the Code.




         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed are true on the date the Merger is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed Merger.

         This opinion is being provided solely for the use of Regions Financial Corporation, First Federal Bank of Northwest Georgia, Federal Savings Bank, and the stockholders of First Federal Bank of Northwest Georgia, Federal Savings Bank.

Regions Financial Corporation
First Federal Bank of Northwest Georgia, Federal Savings Bank
January 16, 1996

         We hereby consent to the use of this opinion and to the references made to the firm under the captions "Description of the Transaction -- Certain Federal Income Tax Consequences of the Merger" and "Opinions" in the Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of Regions.

                                Very truly yours,

                                ALSTON & BIRD



                                By: /s/ Philip C. Cook
                                    ------------------

                                    Philip C. Cook